Exhibit 99

PATTERSON COMPANIES | 1031 Mendota Heights Road | Saint Paul, MN 55120	NEWS RELEASE

PATTERSON COMPANIES REPORTS FISCAL 2022

FIRST-QUARTER OPERATING RESULTS

•	Reported net sales increased 29.6 percent year-over-year to $1.61 billion, and internal sales increased 21.1 percent.
•	Dental segment internal sales increased 29.7 percent year-over-year and increased 11.6 percent compared to the pre-pandemic period of the first quarter of fiscal 2020.
•	Animal Health segment internal sales increased 16.5 percent year-over-year and increased 16.2 percent compared to the pre-pandemic period of the first quarter of fiscal 2020.
•	Delivered first-quarter GAAP earnings of $0.35 per diluted share and adjusted earnings[1] of $0.43 per diluted share, an increase of 30 percent over prior year.
•	Updates fiscal 2022 GAAP earnings guidance range to $1.64 to $1.74 per diluted share and adjusted earnings[1] guidance range to $1.95 to $2.05 per diluted share.

St. Paul, Minn. — September 2, 2021 — Patterson Companies, Inc. (Nasdaq: PDCO) today reported consolidated net sales of $1.61 billion (see attached Sales Summary for further details) in its fiscal first quarter ended July 31, 2021, an increase of 29.6 percent compared to the same period last year. Sales in the first quarter 2022 reflect an extra week of sales results versus the prior year. Internal sales, which are adjusted for the effects of currency translation, changes in product selling relationships, contributions from recent acquisitions and the extra week of selling results in the first quarter of fiscal 2022, increased 21.1 percent over prior year.

Reported net income attributable to Patterson Companies, Inc. for the first quarter of fiscal 2022 was $34.0 million, or $0.35 per diluted share, compared to $24.4 million, or $0.25 per diluted share, in the first quarter of fiscal 2021. Adjusted net income1 attributable to Patterson Companies, Inc., which excludes gains on investments, inventory donation charges, deal amortization, legal reserves and integration and business restructuring expenses, totaled $42.1 million for the first quarter of fiscal 2022, or $0.43 per diluted share, compared to $31.5 million in the same quarter of fiscal 2021, or $0.33 per diluted share. The 33.8 percent year-over-year increase in adjusted net income attributable to Patterson Companies, Inc. is primarily due to the strong revenue growth and effective sales execution across both business segments and all product categories.

“Our fiscal first quarter results reflect the continued momentum we are building across our Dental and Animal Health businesses and Patterson’s position of strength in the market,” said Mark Walchirk, President and CEO of Patterson Companies. “Our ongoing focus on deepening our value proposition to serve our customers delivered strong top line growth in both segments during the first quarter compared to the prior year and the pre-pandemic period two years ago. This strong performance drove a 30 percent increase in our adjusted earnings per share over the prior year.

“Given our strong start to fiscal 2022, we are raising the lower end of our adjusted EPS guidance range to reflect our continued momentum and confidence for the remainder of the year. We remain focused on leveraging the combined strength of our team, our strategy and the essential role we serve for our customers to continue driving long-term growth and shareholder value.”

Patterson Dental

Reported net sales in our Dental segment for the first quarter of fiscal 2022, which represented approximately 38 percent of total company sales, were $606.9 million compared to $430.3 million in the first quarter of last year. Internal sales growth was driven by strong performance across consumables, equipment and value-added services. Internal sales increased 29.7 percent compared to the fiscal 2021 first quarter, including 34.4 percent growth in consumables and 27.8 percent growth in equipment and software. Compared to the pre-pandemic period of the first quarter of fiscal 2020, internal sales increased 11.6 percent, including 13.7 percent growth in consumables and 15.1 percent growth in equipment and software.

PATTERSON COMPANIES | 1031 Mendota Heights Road | Saint Paul, MN 55120	NEWS RELEASE

Patterson Animal Health

Reported net sales in our Animal Health segment for the first quarter of fiscal 2022, which comprised approximately 62 percent of the company’s total sales, were $1.0 billion compared to $812.2 million in the first quarter of last year. Internal sales growth was driven by continued strong performance in companion animal and faster than expected recovery in production animal. Internal sales for the segment increased 16.5 percent from the fiscal 2021 first quarter, including 15.7 percent growth in consumables and 49.5 percent growth in equipment and software. Compared to the pre-pandemic period of the first quarter of fiscal 2020, internal sales increased 16.2 percent, including 15.7 percent growth in consumables and 45.6 percent growth in equipment and software.

Balance Sheet and Capital Allocation

During the first quarter of fiscal 2022, Patterson Companies used $313.4 million of cash from operating activities and collected deferred purchase price receivables of $315.2 million, generating $1.8 million in cash, compared to a use of cash of $90.3 million during the first quarter of fiscal 2021. Free cash flow1 (see definition below and attached free cash flow table) during the first quarter of fiscal 2022 improved by $90.9 million compared to the fiscal 2021 period due to increased collection of deferred purchase price receivables and a decreased level of working capital during fiscal 2022.

In the first quarter of fiscal 2022, Patterson Companies declared a quarterly cash dividend of $0.26 per share and returned $25.1 million in cash dividends to shareholders.

Additional Items

During the first quarter of fiscal 2022, Patterson sold a portion of its investment in Vetsource, a commercial partner and leading home delivery provider for veterinarians, with a carrying value of $25.8 million for $56.8 million. Patterson also recorded a pre-tax non-cash gain of $56.8 million to reflect an increase in the carrying value of the remaining portion of this investment.

Patterson also committed to donate certain personal protective equipment (“PPE”) to charitable organizations to assist with COVID-19 recovery efforts. As a result, during the first quarter of fiscal 2022, Patterson recorded a pre-tax charge of $49.2 million to cost of sales primarily within the Dental segment. These charges are driven by the intent of management to not sell this inventory, and instead direct it to charitable organizations.

As disclosed in a Form 8-K from earlier this week, on August 27, 2021, Patterson signed a memorandum of understanding to settle the Plymouth securities litigation. Under the terms of the settlement, Patterson will pay $63 million to resolve the case. Although we have agreed to settle this matter, we expressly deny the allegations of the complaint and all liability. Our insurers have consented to the settlement and are expected to contribute an aggregate of $35 million to fund the settlement and to reimburse us for certain costs and expenses of the litigation. The settlement is subject to court approval of a stipulation of settlement to be drafted by the parties.

Fiscal 2022 Guidance

Patterson Companies today updated its fiscal 2022 earnings guidance, which is provided on both a GAAP and non-GAAP adjusted1 basis:

•	GAAP earnings are expected to be in the range of $1.64 to $1.74 per diluted share, compared to our prior guidance of $1.61 to $1.76 per diluted share.
•	Non-GAAP adjusted earnings[1] are expected to be in the range of $1.95 to $2.05 per diluted share, compared to our prior guidance of $1.90 to $2.05 per diluted share.
•	Our non-GAAP adjusted earnings[1] guidance excludes the after-tax impact of:
-	Gains on investments of approximately $65.4 million ($0.67 per diluted share).

PATTERSON COMPANIES | 1031 Mendota Heights Road | Saint Paul, MN 55120	NEWS RELEASE

-	Inventory donation charges of approximately $36.9 million ($0.38 per diluted share).
-	Deal amortization expenses of approximately $29.4 million ($0.30 per diluted share).
-	Legal reserves of approximately $27.5 million ($0.28 per diluted share).
-	Integration and business restructuring expenses of approximately $1.8 million ($0.02 per diluted share).

Our guidance is for current operations as well as completed or previously announced acquisitions and does not include the impact of potential future acquisitions, dispositions or similar transactions, if any, or impairments and material restructurings beyond those previously publicly disclosed. Our guidance assumes North American and international market conditions will not revert back to the pandemic environment of early fiscal 2021.

1Non-GAAP Financial Measures

The Reconciliation of GAAP to non-GAAP Measures table appearing behind the accompanying financial information is provided to adjust reported GAAP measures, namely operating (loss) income, other income (expense), net, income before taxes, income tax expense, net income, net income attributable to Patterson Companies, Inc. and diluted earnings per share attributable to Patterson Companies, Inc., for the impact of gains on investments, inventory donation charges, deal amortization, legal reserves and integration and business restructuring expenses along with the related tax effects of these items.

The term “free cash flow” used in this release is defined as net cash used in operating activities less capital expenditures less the one-time benefit from the initiation of our trade accounts receivables facilities plus the collection of deferred purchase price receivables.

In addition, the term “internal sales” used in this release represents net sales adjusted to exclude the impact of foreign currency, changes in product selling relationships, contributions from recent acquisitions and the extra week of selling results in the first quarter of fiscal 2022. Foreign currency impact represents the difference in results that is attributable to fluctuations in currency exchange rates the company uses to convert results for all foreign entities where the functional currency is not the U.S. dollar. The company calculates the impact as the difference between the current period results translated using the current period currency exchange rates and using the comparable prior period’s currency exchange rates. The company believes the disclosure of net sales changes in constant currency provides useful supplementary information to investors in light of significant fluctuations in currency rates.

Management believes that these non-GAAP measures may provide a helpful representation of the company’s first-quarter performance and enable comparison of financial results between periods where certain items may vary independent of business performance. These non-GAAP financial measures are presented solely for informational and comparative purposes and should not be regarded as a replacement for corresponding, similarly captioned, GAAP measures.

First-Quarter Conference Call and Replay

Patterson Companies’ fiscal 2022 first-quarter conference call will start at 8:30 a.m. Eastern today. Investors can listen to a live webcast of the conference call at www.pattersoncompanies.com. The conference call will be archived on the Patterson Companies website. A replay of the fiscal 2022 first-quarter conference call can be heard for one week at 800-585-8367 and by providing the Conference ID 9543658 when prompted.

About Patterson Companies Inc.

Patterson Companies Inc. (Nasdaq: PDCO) connects dental and animal health customers in North America and the U.K. to the latest products, technologies, services and innovative business solutions that enable operational and professional success. Our comprehensive portfolio, distribution network and supply chain is equaled only by our dedicated, knowledgeable people who deliver unrivalled expertise and unmatched customer service and support.

Learn more: pattersoncompanies.com

PATTERSON COMPANIES | 1031 Mendota Heights Road | Saint Paul, MN 55120	NEWS RELEASE

This press release contains, and our officers and representatives may from time to time make, certain “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, including statements regarding future financial performance, and the objectives and expectations of management. Forward-looking statements often include words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “seeks” or words of similar meaning, or future or conditional verbs, such as “will,” “should,” “could” or “may.”

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not place undue reliance on any of these forward-looking statements.

Any number of factors could affect our actual results and cause such results to differ materially from those contemplated by any forward-looking statements, including, but not limited to, the following: the COVID-19 pandemic and measures taken in response thereto; our dependence on relationships with sales representatives and service technicians to retain customers and develop business; potential disruption of distribution capabilities, including service issues with third-party shippers; our dependence on suppliers to manufacture and supply substantially all of the products we sell; the risk of the products we sell becoming obsolete or containing undetected errors; adverse changes in supplier rebates; the risk that private label sales could adversely affect our relationships with suppliers; our dependence on positive perceptions of Patterson’s reputation; risks inherent in acquiring and disposing of assets or other businesses and the risks inherent in integrating acquired businesses; our ability to comply with restrictive covenants in our credit agreement; our dependence on leadership development and succession planning; the risk that our governing documents and Minnesota law may discourage takeovers and business combinations; the effects of the highly competitive and consolidating dental and animal health supply markets in which we compete; exposure to the risks of the animal production business, including changing consumer demand, the cyclical livestock market, and other factors outside our control; risks from the formation of GPOs, provider networks and buying groups that may shift purchasing decisions and place us at a competitive disadvantage; increases in over-the-counter sales and e-commerce options for companion animal products or sales of companion animal products from non-veterinarian sources; change and uncertainty in the health care industry, including the effects of health care reform; failure to comply with existing or future U.S. or foreign laws and regulations including those governing the distribution of pharmaceuticals and controlled substances; public concern over the abuse of opioid medication in the U.S.; failure to comply with health care fraud or other laws and regulations; litigation risks, including the diversion of management’s attention, the cost of defending against such actions, the possibility of damage awards or settlements, fines or penalties, or equitable remedies (including but not limited to the revocation of or non-renewal of licenses) and inherent uncertainty; failure to comply with evolving data privacy laws and regulations; tax legislation; the risks inherent in international operations, including currency fluctuations; risks associated with information systems and cyber-security attacks; disruptions from our enterprise resource planning system; and the risk of being required to record significant impairment charges if our Dental segment’s goodwill or other intangible assets become impaired.

The order in which these factors appear should not be construed to indicate their relative importance or priority. We caution that these factors may not be exhaustive, accordingly, any forward-looking statements contained herein should not be relied upon as a prediction of actual results.

You should carefully consider these and other relevant factors, including those risk factors in Part I, Item 1A, (“Risk Factors”) in our most recent Form 10-K and information which may be contained in our other filings with the U.S. Securities and Exchange Commission, or SEC, when reviewing any forward-looking statement.

Investors should understand it is impossible to predict or identify all such factors or risks. As such, you should not consider the foregoing list, or the risks identified in our SEC filings, to be a complete discussion of all potential risks or uncertainties.

PATTERSON COMPANIES | 1031 Mendota Heights Road | Saint Paul, MN 55120	NEWS RELEASE

Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We do not undertake any obligation to release publicly any revisions to any forward-looking statements whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

INVESTOR CONTACT:	John M. Wright, Investor Relations
COMPANY:	Patterson Companies Inc.
TEL:	651.686.1364
EMAIL:	investor.relations@pattersoncompanies.com

MEDIA CONTACT:	Patterson Corporate Communications
COMPANY:	Patterson Companies Inc.
TEL:	651.905.3349
EMAIL:	corporate.communications@pattersoncompanies.com

WEB:	pattersoncompanies.com
SOURCE:	Patterson Companies Inc.

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PATTERSON COMPANIES | 1031 Mendota Heights Road | Saint Paul, MN 55120	NEWS RELEASE

PATTERSON COMPANIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended
	July 31, 2021	July 25, 2020
Net sales	$1,614,876	$1,245,837
Gross profit	277,802	253,816
Operating expenses	317,331	215,944

Operating (loss) income	(39,529)	37,872
Other income (expense):
Gains on investments	87,827	—
Other income, net	1,423	2,034
Interest expense	(5,195)	(6,691)

Income before taxes	44,526	33,215
Income tax expense	10,724	9,013

Net income	33,802	24,202
Net loss attributable to noncontrolling interests	(194)	(205)

Net income attributable to Patterson Companies, Inc.	$33,996	$24,407

Earnings per share attributable to Patterson Companies, Inc.:
Basic	$0.35	$0.26

Diluted	$0.35	$0.25

Weighted average shares:
Basic	96,864	95,189
Diluted	98,255	95,843
Dividends declared per common share	$0.26	$0.26

PATTERSON COMPANIES | 1031 Mendota Heights Road | Saint Paul, MN 55120	NEWS RELEASE

PATTERSON COMPANIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	July 31, 2021	April 24, 2021
ASSETS
Current assets:
Cash and cash equivalents	$136,930	$143,244
Receivables, net	373,533	449,235
Inventory	770,366	736,778
Prepaid expenses and other current assets	330,655	286,672

Total current assets	1,611,484	1,615,929
Property and equipment, net	216,397	219,438
Operating lease right-of-use assets, net	78,310	77,217
Goodwill and identifiable intangibles, net	425,379	419,576
Long-term receivables, net and other	419,279	419,351

Total assets	$2,750,849	$2,751,511

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$593,091	$609,264
Other accrued liabilities	299,655	294,400
Operating lease liabilities	32,388	32,252
Current maturities of long-term debt	100,750	100,750
Borrowings on revolving credit	42,000	53,000

Total current liabilities	1,067,884	1,089,666
Long-term debt	487,818	487,545
Non-current operating lease liabilities	48,719	48,318
Other non-current liabilities	165,823	161,311

Total liabilities	1,770,244	1,786,840
Stockholders’ equity	980,605	964,671

Total liabilities and stockholders’ equity	$2,750,849	$2,751,511

PATTERSON COMPANIES | 1031 Mendota Heights Road | Saint Paul, MN 55120	NEWS RELEASE

PATTERSON COMPANIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended
	July 31, 2021	July 25, 2020
Operating activities:
Net income	$33,802	$24,202
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	20,518	19,867
Gains on investments	(87,827)	—
Non-cash employee compensation	7,839	9,583
Non-cash losses (gains) and other, net	3,385	503
Change in assets and liabilities:
Receivables	(206,199)	(153,113)
Inventory	(30,750)	118,630
Accounts payable	(15,974)	(317,032)
Accrued liabilities	208	48,521
Other changes from operating activities, net	(38,423)	19,031

Net cash used in operating activities	(313,421)	(229,808)
Investing activities:
Additions to property and equipment	(7,717)	(6,439)
Collection of deferred purchase price receivables	315,217	139,466
Acquisitions, net of cash acquired	(19,793)	—
Sale of investments	57,245	396

Net cash provided by investing activities	344,952	133,423
Financing activities:
Dividends paid	(25,138)	—
(Payment) draw on revolving credit	(11,000)	136,000
Other financing activities	(1,897)	(722)

Net cash (used in) provided by financing activities	(38,035)	135,278
Effect of exchange rate changes on cash	190	2,724

Net change in cash and cash equivalents	(6,314)	41,617
Cash and cash equivalents at beginning of period	143,244	77,944

Cash and cash equivalents at end of period	$136,930	$119,561

PATTERSON COMPANIES | 1031 Mendota Heights Road | Saint Paul, MN 55120	NEWS RELEASE

PATTERSON COMPANIES, INC.

SALES SUMMARY

(Dollars in thousands)

(Unaudited)

	July 31, 2021	July 25, 2020[1]	Total Sales Growth	Foreign Exchange Impact	53rd Week	Other [2]	Internal Sales Growth

Three Months Ended

Consolidated net sales
Consumable	$1,341,674	$1,044,981	28.4%	2.7%	9.3%	(3.9)%	20.3%
Equipment and software	183,452	129,431	41.7	1.8	9.4	—	30.5
Value-added services and other	89,750	71,425	25.7	1.8	6.7	(0.1)	17.3

Total	$1,614,876	$1,245,837	29.6%	2.6%	9.2%	(3.3)%	21.1%

Dental
Consumable	$376,576	$256,603	46.8%	1.7%	10.7%	—%	34.4%
Equipment and software	156,966	113,017	38.9	2.1	9.0	—	27.8
Value-added services and other	73,325	60,675	20.8	0.7	6.6	—	13.5

Total	$606,867	$430,295	41.0%	1.6%	9.7%	—%	29.7%

Animal Health
Consumable	$965,098	$788,378	22.4%	3.1%	8.8%	(5.2)%	15.7%
Equipment and software	26,486	16,414	61.4	—	11.9	—	49.5
Value-added services and other	11,206	7,361	52.2	11.7	11.2	(0.9)	30.2

Total	$1,002,790	$812,153	23.5%	3.1%	8.9%	(5.0)%	16.5%

Corporate
Value-added services and other	$5,219	$3,389	54.0%	—%	—%	—%	54.0%

Total	$5,219	$3,389	54.0%	—%	—%	—%	54.0%

[1]	Certain sales were reclassified between categories to conform to the current period presentation.
[2]

Sales of certain products previously recognized on a gross basis were recognized on a net basis during the three months ended July 31, 2021. Other represents the impact of this change in revenue recognition, as well as the impact of an acquisition on sales during the three months ended July 31, 2021.

PATTERSON COMPANIES | 1031 Mendota Heights Road | Saint Paul, MN 55120	NEWS RELEASE

PATTERSON COMPANIES, INC.

OPERATING (LOSS) INCOME BY SEGMENT

(In thousands)

(Unaudited)

	Three Months Ended
	July 31, 2021	July 25, 2020
Operating (loss) income
Dental	$(1,086)	$37,769
Animal Health	23,805	17,399
Corporate	(62,248)	(17,296)

Total	$(39,529)	$37,872

PATTERSON COMPANIES | 1031 Mendota Heights Road | Saint Paul, MN 55120	NEWS RELEASE

PATTERSON COMPANIES, INC.

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(Dollars in thousands, except per share amounts)

(Unaudited)

For the three months ended July 31, 2021	GAAP	Deal amortization	Integration and business restructuring expenses	Legal reserves	Inventory donation charges	Gains on investments	Non-GAAP
Operating (loss) income	$(39,529)	$9,541	$2,382	$36,000	$49,194	$—	$57,588
Other income (expense), net	84,055	—	—	—	—	(87,827)	(3,772)

Income before taxes	44,526	9,541	2,382	36,000	49,194	(87,827)	53,816
Income tax expense	10,724	2,237	595	8,460	12,308	(22,396)	11,928

Net income	33,802	7,304	1,787	27,540	36,886	(65,431)	41,888
Net loss attributable to noncontrolling interests	(194)	—	—	—	—	—	(194)

Net income attributable to Patterson Companies, Inc.	$33,996	$7,304	$1,787	$27,540	$36,886	$(65,431)	$42,082

Diluted earnings per share attributable to Patterson Companies, Inc.*	$0.35	$0.07	$0.02	$0.28	$0.38	$(0.67)	$0.43

Operating (loss) income as a % of sales	(2.4)%						3.6%
Effective tax rate	24.1%						22.2%

For the three months ended July 25, 2020	GAAP	Deal amortization	Integration and business restructuring expenses	Legal reserves	Inventory donation charges	Gains on investments	Non-GAAP
Operating (loss) income	$37,872	$9,253	$—	$—	$—	$—	$47,125
Other income (expense), net	(4,657)	—	—	—	—	—	(4,657)

Income before taxes	33,215	9,253	—	—	—	—	42,468
Income tax expense	9,013	2,201	—	—	—	—	11,214

Net income	24,202	7,052	—	—	—	—	31,254
Net loss attributable to noncontrolling interests	(205)	—	—	—	—	—	(205)

Net income attributable to Patterson Companies, Inc.	$24,407	$7,052	$—	$—	$—	$—	$31,459

Diluted earnings per share attributable to Patterson Companies, Inc.*	$0.25	$0.07	$—	$—	$—	$—	$0.33

Operating (loss) income as a % of sales	3.0%						3.8%
Effective tax rate	27.1%						26.4%

*	May not sum due to rounding

PATTERSON COMPANIES | 1031 Mendota Heights Road | Saint Paul, MN 55120	NEWS RELEASE

PATTERSON COMPANIES, INC.

FREE CASH FLOW

(In thousands)

(Unaudited)

	Three Months Ended
	July 31, 2021	July 25, 2020
Net cash used in operating activities	$(313,421)	$(229,808)
Additions to property and equipment	(7,717)	(6,439)
Collection of deferred purchase price receivables	315,217	139,466

Free cash flow	$(5,921)	$(96,781)